Exhibit 2.9

GUIDES FOR
THE JOURNEY.	Piper Jaffray.

Cash Repurchase

To:	Michael Arends – Chief Financial Officer, Marchex, Inc.
From:	Mark Phelan – Convertible Head of Trading, Piper Jaffray & Co.
Date:	December 5, 2006

TERMS OF CASH REPURCHASE

We are offering to sell securities on the following terms to Marchex:

CUSIP of securities to be sold:	56624R306

Amount of Convertible Preferred Stock to be sold:	132,379

Sale price per Convertible Preferred Stock:	$196.50
Total $ sale price of Convertible Preferred Stock:	$26,012,473.50

Break-Down of Convertible Preferred Stock Sale Price:

Market price per Convertible Preferred Stock:	$195.00
Total $ market price of Convertible Preferred Stock:	$25,813,905.00
plus:
Commission per Convertible Preferred Stock paid to Piper Jaffray:	$1.50
Total $ Commission paid to Piper Jaffray:	$198,568.50

1.)	Marchex, Inc. will make the cash payment via wire transfer within one day to such account as is designated by Piper Jaffray.

2.)	This offer will expire at 3:30 PM PST on 12/5/06

If this transaction is accepted, please sign the confirmation and return by fax to: Mark Phelan at 415-984-5122

By:	Acknowledged and agreed to by:

/s/ Mark Phelan	/s/ Michael Arends
Mark Phelan, Convertible Head of Trading	Michael Arends, Chief Financial Officer
Piper Jaffray & Co.	Marchex, Inc.